Exhibit 99.1

June 1, 2015

Dear Limited Partner:

As you may be aware by now, Peachtree Partners initiated an unsolicited mini-tender offer (the “Mini-Tender Offer”) to buy up to 2% of the outstanding units of limited partnership interest (the “Units”) of United Development Funding III, L.P., a Delaware limited partnership (the “Fund”), for a price of $16.25 per Unit less any distributions paid by the Fund after May 8, 2015 and less a $100 charge per tendering limited partner. Our general partner first became aware of the offer by Peachtree Partners on May 29, 2015. You should be aware that the Fund is not in any way affiliated with Peachtree Partners, the Mini-Tender Offer or other Mini-Tender Offer documentation, and we believe this offer is not in the best interests of our limited partners. As a limited partner of the Fund, Peachtree Partners is entitled to a list of limited partners and has used that list to contact you directly.

Our general partner has carefully evaluated the terms of the offer by Peachtree Partners and recommends that you reject the offer by Peachtree Partners and not tender your Units. Furthermore, the Fund believes that Peachtree Partners’ Mini-Tender Offer contains statements that are misleading to limited partners and that Peachtree Partners’ Mini-Tender Offer is intended to prey upon investors who are uninformed. We acknowledge that each limited partner must evaluate whether to tender his, her or its Units to Peachtree Partners pursuant to the Mini-Tender Offer and that an individual limited partner may determine to tender based on, among other things, his, her or its individual liquidity needs.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (“SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”[1] In this instance, Peachtree Partners’ Mini-Tender Offer is significantly below the Fund’s most recent estimated valuation of $20.00 per Unit,[2] which is also the price at which these Units were initially offered and that most limited partners initially paid to acquire their Units. Furthermore, Peachtree Partners’ letter states that they have not undertaken any due diligence of the Fund. As Peachtree Partners states in its letter, Peachtree Partners is making this offer “intending to make a profit.”

Limited partners are cautioned that Peachtree Partners and its principals have made previous below-market mini-tender offers for the securities of the Fund and other companies and that, as Peachtree Partners states in its offer, in 2003, Ira Gaines, one of Peachtree Partners’ principals, suffered an action by the SEC in connection with a prior mini-tender offer, resulting in a consent decree enjoining him from offering, making or engaging in mini-tender offers for a public company’s securities. This consent specifies that it does not pertain to offers to purchase limited partnership interests such as the Fund’s Units. To read more about Mr. Gaines and the orders against him and his affiliated entities in connection with mini-tender offers, please see: http://www.sec.gov/litigation/litreleases/lr18535.htm, http://www.sec.gov/litigation/admin/34-41760.htm and http://phoenix.bizjournals.com/phoenix/stories/2007/10/01/story5.html.

[1]	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified January 31, 2008).
[2]	For further information regarding the Fund’s per Unit estimated valuation effective as of March 6, 2015, please read the Fund’s Form 8-K filed on March 31, 2015 at http://www.sec.gov/Archives/edgar/data/1335732/000114420415019962/v406132_8k.htm.

In addition, we note that the Mini-Tender Offer is open only until July 8, 2015 and decisions by limited partners to tender their Units may not be withdrawn after 15 days, which may cause limited partners to make hasty decisions without taking adequate time to consider all of the facts relating to the Mini-Tender Offer. Limited partners must evaluate whether to tender their Units to Peachtree Partners pursuant to the Mini-Tender Offer based on, among other things, their individual liquidity needs. Limited partners are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers. Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Furthermore, some of the reasons why the Fund strongly believes the offer is not in the best interests of the limited partners are as follows:

•	Our general partner believes that the offer price is less than the current and potential long-term value of the Units;

•	The Fund believes that the Mini-Tender Offer represents an opportunistic attempt to purchase at a low price and make a profit and, as a result, deprive the limited partners who tender Units in the Mini-Tender Offer of the potential opportunity to realize the full long-term value of their investment in the Fund;

•	The Fund believes that Peachtree Partners’ statement that it “is always a concern” that a portion of the Fund’s loans “are related to general partner entities” is misleading, because such loans to affiliates are consistent with the Fund’s business model and, the general partner believes, beneficial to the Fund’s limited partners;

•	The Fund believes that Peachtree Partners’ statement that “you may prefer to receive cash now rather than waiting for the partnership to liquidate” is misleading and intended to pressure limited partners into making hasty decisions without taking adequate time to consider all of the facts relating to the Mini-Tender Offer;

•	Limited Partners who tender their Units would no longer receive distributions paid by the Fund on or after May 8, 2015; distributions are currently paid to limited partners monthly at a 9.75% annualized return on a pro rata basis based on the Fund’s most recent estimated valuation of $20.00 per Unit; and

•	The Fund has formed a special committee comprised of independent advisors to evaluate potential strategic alternatives for the Fund. Although there is no set timetable and there can be no assurances that the review process will result in any transaction(s) being announced or completed, we remain committed to providing liquidity to our limited partners at the time and in the manner that will maximize the limited partners’ value.

In summary, we believe that you should view Peachtree Partners as an opportunistic purchaser that is attempting to acquire your Units in order to make a profit and, as a result, deprive you of the potential long-term value of your Units. Please be aware that you are not required to tender your Units to Peachtree Partners and that we again urge you not to tender your Units. Peachtree Partners’ offer permits you to withdraw and rescind any acceptance of the offer within 15 days; however, we understand that thereafter your tender will be irrevocable, even if you have not received payment for your Units at that time. Therefore, if you have accepted Peachtree Partners’ offer, the Fund recommends that you immediately contact Peachtree Partners to withdraw and rescind this acceptance in writing.

We appreciate your trust in the Fund, and we encourage you to follow the general partner’s recommendation and not tender your Units to Peachtree Partners.

Sincerely,

UMTH Land Development, L.P.

General Partner of United Development Funding III, L.P.

Hollis M. Greenlaw

President and Chief Executive Officer

This correspondence contains forward-looking statements relating to the business and financial outlook of United Development Funding III, L.P. that are based on our current expectations and estimates, and are not guarantees of future performance. Such forward-looking statements generally can be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the Fund’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this correspondence. Such factors include those described in the “Risk Factors” sections of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q of United Development Funding III, L.P., as filed with the SEC. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.